LB Series Fund, Inc.
625 Fourth Avenue South
Minneapolis, Minnesota  55415


January ____, 1998

State Street Bank and Trust Company
1776 Heritage drive
No. Quincy, MA 02171

Gentlemen:

This is to advise you that LB Series Fund, Inc. (the Fund) has established anew series of shares to be known as the Mid Cap Growth Portfolio. In accordance with the Additional Funds provision in Article 8 of the Transfer Agency and Service Agreement dated December 2, 1986, between the Fund and State Street Bank and Trust Company, the Fund hereby requests that you act as Transfer Agent for the new series under the terms of the contract.

Please indicate your acceptance of the foregoing by executing two copies of this Letter Agreement, returning one to the Fund and retaining one copy for your records.



By  _______________________________
      Rolf F. Bjelland, President


Agreed to this ________ day of _____________, 1998

State Street Bank and Trust Company



By  _______________________________
      Vice President


Exhb8g
11/11/97 03:57 PM